FOR IMMEDIATE RELEASE	For More Information
January 7, 2005	Contact:
Ida Smith (864) 984-8395
ismith@palmettobank.com

Palmetto Bancshares, Inc. Reports Record Year

UPSTATE, SC - L. Leon Patterson, chairman and chief executive officer of Palmetto Bancshares, Inc., parent company of The Palmetto Bank, reported net income for the year ended December 31, 2004, of $12.1 million, up 11.19% over the previous year. Net income per diluted share reached $1.90, up 11.76% over the previous year's record earnings of $1.70 per diluted share. Total assets were $995.8 million at year-end 2004, up 10.88% or $97.7 million over year-end 2003. For the year ended December 31, 2004, Palmetto Bancshares, Inc. produced a 15.82% return on shareholders' equity and a 1.30% return on assets.

Net income for the quarter ended December 31, 2004, was $3.1 million, a 29% increase over net income for the same three months of 2003. Net income per diluted share for the fourth quarter was $.49, a 29% increase over $.38 per share reported for the fourth quarter of 2003.

The year 2004 marked the twenty-second consecutive year in which Palmetto Bancshares, Inc. has increased the payment of dividends to shareholders. Cash dividends paid in 2004 were 13.73% higher when compared with 2003. Shareholders' equity ended the year at $80.8 million, a 12.19% increase over year-end 2003.

Total loans at December 31, 2004, increased 11.36% over the prior year to $779.1 million, while total deposits reached $860.9 million, a 7.42% increase over the same periods. The Palmetto Bank reported total assets under management (including mortgage servicing and trust and investment subsidiary assets) of $1.7 billion as compared with $1.5 billion reported at the close of the year 2003.

Serving the Upstate for 98 years, The Palmetto Bank is an independent, state-chartered commercial bank with 30 locations throughout the Upstate counties of Abbeville, Anderson, Cherokee, Greenville, Greenwood, Laurens, Oconee, and Spartanburg.

# # #